IN THE CIRCUIT COURT OF THE TWELFTH JUDICIAL CIRCUIT,
IN AND FOR SARASOTA COUNTY, FLORIDA
CIVIL DIVISION

CORPORATE DEBT SOLUTIONS I, INC.,
     Plaintiff,
v.                                     CASE NO. 2008 CA 7664 NC

PRICESTER.COM,
    Defendant

ORDER GRANTING APPROVAL OF SETTLEMENT AGREEMENT

This matter having come before me for consideration to approve the Settlement Agreement entered into as of May 23, 2008 (the "Settlement Agreement") between Plaintiff, CORPORATE DEBT SOLUTIONS I, INC. ("Corporate Debt") and Defendant, PRICESTER.COM ("Pricester"), the ("Parties"), and the Court having held a hearing as to the fairness of the terms and conditions of the Settlement Agreement and being otherwise fully advised in the premises, the Court hereby finds as follows:

1. The Court has been advised that the parties intended that the sale of the Settlement Shares (as defined by the Settlement Agreement, and hereinafter, the ("settlement Shares") to, and the resale of the Settlement Shares by, Corporate Debt within the United States of America, assuming satisfaction of all other applicable securities laws and regulations, will be exempt from registration under the Securities Act of 1933 (the "Securities Act") in reliance upon Section 3(a)(10) of the Securities Act based upon the Court's finding herein that the terms and conditions of the issuance of the Settlement Shares by Pricester to Corporate Debt are fair to Corporate Debt;

2. The hearing having been scheduled upon the consent of Corporate Debt and Pricester. Corporate Debt has had adequate notice of the hearing and Corporate Debt is the only party to whom Settlement Shares will be issued pursuant to the Settlement Agreement;

3. The terms and conditions of the issuance of the Settlement Shares in exchange for the release of certain claims as set forth in the Settlement Agreement are fair to Corporate Debt, the only party to whom the Settlement Shares will be issued;

4. The fairness hearing was open to Corporate Debt. Corporate Debt was represented by counsel at the hearing who acknowledged that adequate notice of the hearing was given and consented to the entry of this order.

  It is therefore, ORDERED AND ADJUDGED that the Settlement Agreement is hereby approved as fair to the party to whom the settlement shares will be issued, within the meaning of Section 3(a)(10), of the Securities Act and that sale of the Settlement Shares to, and the resale of the Settlement Shares in the United States of America by, Corporate Debt, assuming satisfaction of all other applicable securities laws and regulations, will be exempt from registration under the Securities Act.,

SO ORDERED this     day of May, 2008.

/s/Robert McDonald
---------------------
Circuit Judge

Cc:  Michael Raterin, Esquire
Robert E. Turffs, Esquire